Exhibit 99.1

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Third Quarter Financial Results

Second Consecutive Record Breaking Sales Quarter

Three month record sales up 39.3%, Nine month record sales up 21.7% over prior periods

Keystone Heights, FL – November 3, 2004 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today is pleased to report unaudited financial results for the three and nine months ended September 30, 2004. Total sales for the three months ended September 30, 2004 were a record breaking, all time high of $1,922,056, an increase of 39.3% over the sales of $ 1,379,743 in the third quarter of 2003. Total sales for the nine months ended September 30, 2004 were a record—breaking nine month high of $4,953,540, an increase of 21.7% over the sales of $4,069,487 for the nine months ended September 30, 2003.

For the three months ended September 30, 2004, we generated a net loss of $191,421 or ($0.03) per share, which was a $29,075 decrease (or 13.2%) in net loss compared to $220,496 or ($0.04) per share over the comparative three month period in 2003. For the nine months ended September 30, 2004, we generated a net loss of $685,226 or ($0.10) per share, which was a $204,394 decrease (or 23.0%) in net loss compared to $889,620 or ($0.15) per share over the comparative nine month period in 2003.

The following were notable factors in the three and nine month period ending September 30, 2004: overall sales increased to record all-time highs, net losses decreased as we move closer to profitability, margins improved and compensation decreased. However, while margins did improve, they did not improve as much as expected due to three contributing factors. The initial factor was the disruptions caused by hurricanes Charley, Frances, Ivan and Jeanne. Due to the unprecedented weather conditions, shipments and production time were negatively impacted. Additionally, overtime hours increased as the

Company managed with a reduced workforce. The second factor was the down-time needed to maintain machinery and as a result machine time was lost during parts of July and August due to complicated repairs that required the major breakdown and rebuilding of machines or machine sub-systems. The third factor was the continuing increase in the cost of fuel and steel in the third quarter.

In announcing the financial results Joe McGuire, Chief Financial Officer of American Access Technologies, Inc. stated, “A brief review of recent events reveals that our nine month 2004 sales of approximately $5,000,000 put us on a sales pace ahead of the prior six years and we expect to easily surpass last year’s all time record annual sales mark. We have achieved record sales in two consecutive quarters and we anticipate another record quarter to finish the year. In August, we announced an OEM supply agreement with the Voice & Data Division of Leviton Manufacturing Company, Inc., a leading manufacturer of electrical and electronic wiring devices. Leviton Voice & Data is noted for bringing its customers products that meet and exceed the latest official standards, and challenging the market with innovative new solutions. In October, we raised $753,200 from the sale of common stock and warrants to institutional investors to fund an upcoming capital equipment purchase.”

“We continue to believe that our zone cabling and wireless products have just entered the early stages of the growth phase of the product life cycle. We believe that the publication by the Telecommunications Industry Association in February 2004 of standards for zone cabling represents the end of the introductory phase and will be an important catalyst to achieve growth. With the TIA publication, there can be no further doubt that zone cabling has arrived and is accepted in the market. In the third quarter of 2004, our zone and wireless division sales increased 107% over the same quarter a year ago and increased 45% over the nine month prior period. We further believe that our strategic relationship with Chatsworth Products Inc. for the marketing and sales of zone cabling products will facilitate exposure of these products to decision makers as well as improve the availability of customer service and technical assistance to respond to expanding interest in the products during the growth phase. This trend has been observed again in the third quarter’s sales results. Nevertheless, we recognize that our zone cabling and wireless products are usually incorporated into a larger project which is beyond our ability to control. Therefore, we are subject to the general economic trends which govern the pace of such projects.”

“We continue to pursue our goal of profitability and we look forward to celebrating 2004 as the best year in our history. Looking ahead to the remainder of 2004 and to 2005, as long as economic conditions remain favorable, we have a number of initiatives in place to help drive future sales growth. Our strategic plan continues to focus our efforts to increase our revenues, control our expenses, continue our march to profitability, which we believe is very close at hand, and increase shareholders’ value,” said McGuire.

For further detailed information, please read the Company’s Quarterly Report (10-QSB) which will be filed with the Securities and Exchange Commission this week.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s future operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.